Company posts solid results	Overall grid premiums were second highest in company history

USPB Completes
Fiscal Year 2006

By Steve Hunt, CEO

Fiscal year 2006 was a dynamic year for U.S. Premium Beef, LLC (USPB) as the company continued to grow in a very challenging environment. Although year-end results are not available, we are encouraged by the performance of National Beef (NBP) during the first three quarters of the fiscal year, especially when compared to the processing industry as a whole.

   Without question, the most visible example of our growth during fiscal year 2006 was the purchase of Brawley Beef, Brawley, CA, in June. We believed at the time of acquisition, that it would offer our company an excellent platform for expanding our operations in the West Coast region of the United States.

USPB paid more than $12.9 million in grid
premiums, or $21.55 per head, during fiscal
year 2006.

That has proven to be the case. In addition, the location of the plant to ports serving export markets combined with the fact that a high percentage of cattle processed in that plant are age verified, makes owning the Brawley facility even more attractive as we renew exports to Japan and South Korea.

   Fiscal year 2006 was also good for our cattle deliverers. Grid premiums totaled $12.9 million, or $21.55 per head, compared to just over $10 million, or $16.73 per head, in fiscal year 2005. That increase came in spite of the fact that we delivered slightly fewer cattle in fiscal year 2006 versus 2005. A much wider Choice/Select of spread, $14.07, compared to $6.82 in 2005, contributed significantly to the increase in grid premiums in fiscal year 2006. For more detail on last year’s cattle performance see A Summary of Fiscal Year 2006 Cattle Performance in this issue.

...continued on page 4

A Summary of Fiscal Year
2006 Cattle Performance
 By Brian Bertelsen, Director of Field Operations

Fiscal year 2006 was an excellent year to market cattle through U.S. Premium Beef. The total premiums paid to USPB members in fiscal year 2006 were the second highest ever at $12.9 million compared to the alternative of selling those cattle on a cash, live basis.

   The overall premium was $21.55 per head, (see Figure 1) which was the second highest in the company’s history and significantly higher than last year. Likewise, premiums for the top 75%, 50% and 25% were also the second highest for any year. Yield benefit per head was the second highest on record and was up slightly from the previous year. Fiscal year 2006 also saw the third consecutive year of decreas-

…continued on page 2

Annual Meeting Set For Nov. 29

U.S. Premium Beef’s annual meeting will be conducted in Wichita, KS, at the Century II Convention Center on November 29.

   USPB and National Beef management will discuss financial results as well as cattle performance and operations results during the meeting. Highlighting the presentations will be discussion on the company’s entry into the natural branded product market, the acquisition of Brawley Beef and the efforts being made to regain export markets in Japan and South Korea.

   USPB will also conduct Board of Director elections for two Even Slot deliverer positions currently held by Terry Ryan and John Fairleigh. Both directors have indicated they will seek re-election for another three year term.♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

A Summary of Fiscal Year 2006 Cattle… continued from page 1

ing discounts from Yield Grade. Table 1 lists the premium breakdown for the last four fiscal years.

   The USPB Benchmark Performance Data table below compares cattle performance during the company's four most recent fiscal years as well as the most recent four weeks of deliveries.

years as a result of excellent winter weather and pen conditions. The relative difference between the USPB yield and the actual yield of the cattle purchased on the open market within Kansas was the highest it has ever been.

   Live weights and carcass weights were record highs as well. This was driven by the second highest placement weight, excellent winter weather and feeding economics that encouraged feeders to add days to high priced feeder cattle in an effort to maximize pounds. A related result was that the percentage of lightweight carcasses delivered was the lowest in company history.

   USPB percent Choice and higher was also the lowest on record during fiscal year 2006. Across the industry, Quality Grade also dropped. According to USDA reports, within carcasses graded by USDA, the nation-wide average also dropped to its lowest point in the last nine years. By region, carcasses graded in Nebraska and Kansas processing plants were also the lowest percent Choice or better since USDA has been collecting that data. Quality grade in Texas packing plants also decreased from the previous year. Likewise, within our own plants, USPB cattle continue to have the same relative difference compared to those bought on the open market.

The USPB cattle maintained an advantage of 11.1% more Choice and Prime compared to all cattle graded by USDA in Kansas packing plants. This advantage is slightly smaller than previous years. But, if environment caused a reduction in marbling, it makes sense that higher marbling cattle could be affected more. There are efforts within the industry taking place now to address the quality grade issue.

Table 1. Premium Breakdown
	Fiscal 2006	Fiscal 2005	Fiscal 2004	Fiscal 2003
Quality Grade	$15.67	$12.55	$22.59	$18.59
Yield	$10.70	$10.26	$6.52	$6.10
Yield Grade	-$4.70	-$5.35	-$6.04	-$6.50
Outweights	-$2.14	-$2.31	-$1.79	-$2.33
Age/Source	$0.17	$0.30	N/A	$0.03
Steer/Heifer	$1.85	$1.28	N/A	N/A
Overall Prem.	$21.55	$16.73	$21.28	$15.89
Top 75% Prem.	$32.13	$25.84	$32.81	$25.32
Top 50% Prem.	$41.97	$33.93	$43.83	$33.48
Top 25% Prem.	$56.60	$45.92	$61.62	$45.30
The Yield, or dressing percentage, of USPB cattle ranked fourth highest overall and was significantly higher than recent
USPB BENCHMARK PERFORMANCE TABLE

   As a result of the industry-wide decrease in grade, the average Choice/Select spread for the year was the highest it has been in the last nine years. It was over twice as large as in fiscal year 2005. January through March saw spreads that were at least $5 per cwt. higher than the five-year average and during the last quarter of the fiscal year 2006, they were as much as $15 above typical levels.

   Prime premiums used on our grids followed a similar trend and were the second highest in USPB history. As a result of these wider spreads in the marketplace, the reward for Quality Grade was actually higher than the previous year even though Quality Grades were lower.

   The USPB percentage of Yield Grade 4 and 5 carcasses also reached record high levels in fiscal year 2006. However, the actual

Numbers in Percent	Fiscal 2006	Fiscal 2005	Fiscal 2004	Fiscal 2003	Last 4 Weeks (Aug.7-Sept.2)
	All	All	All	All	Base	Market
In Weight	728	723	716	724	746	704
Days Fed	156	159	158	156	157	166
Live Weight	1,246	1,243	1,224	1,241	1,264	1,221
Carcass Weight	798	791	779	791	813	788
Yield %	64.00	63.66	63.68	63.74	64.35	64.06
Prime %	1.77	2.67	2.69	3.42	2.16	1.26
Choice/better %	54.78	60.29	60.29	64.12	54.19	47.22
CAB %	9.21	11.31	11.41	14.29	8.86	5.70
NAB %	4.95	6.27	6.03	5.98	5.30	1.66
Ungraded %	2.49	2.55	3.07	3.03	3.61	4.66
Hard Bone %	0.53	0.48	0.63	0.64	0.65	0.58
YG1%	7.01	7.70	5.81	5.76	5.61	8.91
YG2%	33.23	34.56	32.80	31.16	31.80	35.51
YG3%	44.65	45.47	50.52	51.42	46.70	41.10
YG4%	13.55	11.06	9.90	10.64	13.97	12.89
YG5%	1.55	1.21	0.97	1.02	1.92	1.60
Lightweight %	0.36	0.51	0.73	0.55	0.32	0.26
Heavyweight %	1.29	1.30	0.79	1.29	2.23	1.45
Premium	$21.55	$16.73	$21.28	$15.89	$22.39	$17.01
CH/SE spread	$14.07	$6.82	$13.73	$8.71	$15.09	$15.09
Black-hided %	71.97	73.18	71.14	69.36	74.94	59.17

Yield Grade discounts per head decreased for the third consecutive year. This is due to the fact that the industry has been producing more Yield Grade 4 and 5 carcasses. Nation-wide, Yield Grade 4's and 5's have increased every year for the last nine years. Likewise, plant averages from cattle purchased on the open market by National Beef also reached record high levels in fiscal year 2006. The USPB grids compare members’ cattle to those purchased on the open market. That relative difference between USPB and plant average was actually the smallest it has been in four years which is why total discounts have decreased.

   Thankfully, the USPB system of value-based marketing proved that it can hold up and work well—even in the face of industry-wide lower grading. Next month we will discuss the differences between the Base and the Market grids during the past year. An overview of fiscal year 2006 grid performance will also be conducted at the USPB annual meeting in Wichita. Until then, if you have questions regarding carcass grid performance please call me toll free at 866-877-2525.♦\

National Beef Makes Progress in Japan

“Overall, the response to U.S. beef in Japan is quite positive,” Peter Michalski, National Beef manager International Research/Special Projects, reports. “Historically, CGC was one of our largest and most loyal customers and they were among the first retailers to buy our product again.”

   While most store managers are willing to buy our product, Michalski says, “their top management still has some hesitation because they are waiting for more public opinion to support U.S. beef. We are working to grow this market but it will take time to achieve the large market share we once had.”

   Japanese consumers haven’t lost their taste for U.S. beef. In a non-scientific study sponsored by the Japanese Metropolitan Meat Trade Association, Japanese consumers selected U.S. beef over Japanese and Australian beef in an early September taste sampling of beef products from the three countries.♦

Goal is to increase uniformity to meet end user requirements

CAB Considers Specification Change

In a move designed to better meet consumer demand, the Certified Angus Beef Board of Directors has voted to adjust Certified Angus Beef® (CAB) brand specifications. Instead of using Yield Grade as one of the parameters for acceptance into the branded program, CAB will replace that with a ribeye area bracket of 10 to 16 square inches, a maximum carcass weight of 1,000 pounds and an external fat thickness yet to be determined. In other words, carcasses will no longer need to be Yield Grade 1, 2 or 3 to qualify for CAB acceptance.

   The CAB Board instructed the CAB staff to investigate limits on external fat thickness to refine compositional consistency. A recommendation on backfat thickness is expected by mid-November. After CAB Board approval, it will then petition USDA for acceptance of the change.

   “This a significant move for the CAB program which should help move CAB to the more uniform end product their customers and consumers want,” Steve Hunt, USPB CEO, commented. “Until we know the backfat component, we cannot determine precisely what impact this proposed change might have on our members or company. However, our initial analysis using the new ribeye area and carcass weight parameters CAB has announced, suggests we could expect only a minimal difference in the total number of cattle that will qualify for the CAB brand.”

Cattle qualifying for Certified Angus Beef® premiums will have new specifications to meet if CAB changes are approved by USDA.

   In making the announcement, CAB officials pointed out that since 1978, the average weight of a U.S. beef carcass has increased by nearly 6 pounds per year, or 165 pounds, while the initial CAB Yield Grade 3.9 limit remained static. “That limit helped control carcass weight, ribeye size and external fat,” said CAB president Jim Riemann. “It maintained a balance of those factors and allowed strength in one or two of those areas, but increasingly, outliers have set back our consistency goals.”

   The CAB’s 2005 study of 26,700 carcasses at plants in four states found calculated Yield Grade 3 carcasses with a ribeye range of 6.9 to 19.0 square inches and carcass weights of up to 1,169 pounds.

   The 2005 National Beef Quality Audit found the top concern of foodservice and retail customers was insufficient marbling which is already met by the CAB brand. “This change would take aim at the next two on that list: cut weights too heavy and lack of uniformity,” said John Stika, CAB vice president for business development.

   These changes could add value to some Yield Grade 4’s on the product side, but “Yield Grade 4 will not become a producer target,” Larry Corah, CAB vice president for supply development and packing explained. “Not with the feeding inefficiencies and a Yield Grade 4 discount at three times the value of a typical CAB premium.

   “Angus producers will now have a ribeye target, rather than simply ‘bigger,’ and a logic for developing balanced growth and carcass genetic packages,” Corah added.♦

USPB Completes Fiscal Year 2006… continued from page 1

   In total, USPB members delivered cattle against slightly less than 87% of their delivery rights, which was just over 3% below the 90% delivery threshold required during fiscal year 2006. Members who leased unitholders’ delivery rights through our office to market cattle last fiscal year again were rewarded for doing so—averaging approximately $30 per head in grid premiums on their cattle.

   USPB also entered the natural beef product market in fiscal year 2006 with the introduction of two natural product grids our members can now produce cattle for. We also purchased the Vintage™ Natural Beef product line, which is an established natural brand on the West Coast.

   Unit values decreased significantly for the first time in company history this past year, going from an average of $168.76 per linked unit in fiscal year 2005 to $134.07 in fiscal 2006 with most recent trades occurring at $135 per linked unit. We view that value change as typical movement due in part to supply/demand factors but also to company performance relative to lower than expected earnings in recent years.

   Relative to the historical performance of the beef processing industry, the past 18 to 24 months have been among the most challenging in several decades. However, we remain encouraged about how our processing company is positioned to compete and grow in the coming years.

   USPB will continue to be one of the world’s leading producers of high quality beef products. Rest assured, our focus has not changed. We are as committed as ever to generating more value out of our unique integrated food system. Producer ownership and commitment to deliver cattle continues to set us apart from the rest of the industry as we look to grow our domestic business, international sales and increase profit levels. I encourage you to attend our annual meeting on November 29 in Wichita, KS, for a complete look at fiscal year 2006 financial results as well as a more detailed analysis of your company's plans for fiscal year 2007 and beyond.♦

Choice/Select Spread Narrows
USDA’s Choice/Select spread has narrowed seasonably during the last month. The fact that USPB uses a four week rolling average Choice/Select spread value on its grids is a benefit during times when the spread is narrowing. During the week of September 9, USPB’s grid premium for Choice carcasses was $10.92 per cwt. compared to $9.87 per cwt. for the most recent weekly Choice premium reported by USDA. Quality grade premiums, at $12.80 per head, were still a significant contributor to overall grid premiums during the week of September 2, which was the most recent week of completed USPB data available at press time.♦

USPB Extends EID Rebate

USPB has extended its electronic identification (EID) tag rebate through the end of calendar 2007. Members marketing cattle through USPB with EID tags of any brand and purchased from any supplier can receive a rebate of $1 per tag by sending their USPB grade detail reports back to USPB within 90 days of the cattle delivery date.♦

Did You Know...
 √ If you need to lease delivery rights to market additional cattle through USPB, you can call our office at 866-877-2525.♦

U.S. Premium Beef, LLC P.O. Box 20103 Kansas City, MO 64195 ADDRESS SERVICE REQUESTED